Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports Third-Quarter Financial Results

Cambridge, Mass., October 29, 2014 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2014 third-quarter financial results.

Third-Quarter Financial Performance

Total revenues were $75.4 million for the third quarter of 2014, compared with $69.8 million for the third quarter of 2013. Research revenues increased 2%, and advisory services and event revenues increased 24%, compared with the third quarter of 2013.

On a GAAP basis, net income was $3.0 million, or $0.16 per diluted share, for the third quarter of 2014, compared with net income of $2.5 million, or $0.12 per diluted share, for the same period in 2013.

On a pro forma basis, net income was $4.7 million, or $0.25 per diluted share, for the third quarter of 2014, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $2.0 million, amortization of acquisition-related intangible assets of $0.5 million, a credit for reorganization costs of $0.1 million, and net investment losses of $0.1 million. This compares with pro forma net income of $4.1 million, or $0.20 per diluted share, for the same period in 2013, which reflects a pro forma tax rate of 39%. Pro forma net income for the third quarter of 2013 excludes stock-based compensation of $1.9 million and amortization of acquisition-related intangible assets of $0.6 million.

“Forrester met its revenue and EPS guidance for the third quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “Our unique positioning in the age of the customer is engendering deeper relationships with our clients and opening new doors into new companies. In Q3, we continued to demonstrate the same steady growth since the start of the year. However, we still have work to do to ensure consistent performance across all parts of the business.”

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Forrester is providing fourth-quarter 2014 financial guidance as follows:

Fourth-Quarter 2014 (GAAP):

•	Total revenues of approximately $78.5 million to $82.5 million.
•	Operating margin of approximately 6.5% to 7.5%.
•	Other income, net of zero.
•	An effective tax rate of 39%.
•	Diluted earnings per share of approximately $0.18 to $0.22.

Fourth-Quarter 2014 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2014 excludes stock-based compensation expense of $2.1 million to $2.4 million, amortization of acquisition-related intangible assets of approximately $0.5 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.0% to 11.0%.
•	Pro forma effective tax rate of 38%.
•	Pro forma diluted earnings per share of approximately $0.27 to $0.31.

Our full-year 2014 guidance is as follows:

Full-Year 2014 (GAAP):

•	Total revenues of approximately $310.0 million to $314.0 million.
•	Operating margin of approximately 5.5% to 6.5%.
•	Other income, net of $0.2 million.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.56 to $0.60.

Full-Year 2014 (Pro Forma):

Pro forma financial guidance for full-year 2014 excludes stock-based compensation expense of $7.2 million to $7.5 million, reorganization costs of approximately $1.8 million, amortization of acquisition-related intangible assets of approximately $2.1 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.0% to 10.0%.
•	Pro forma effective tax rate of 38%.
•	Pro forma diluted earnings per share of approximately $0.94 to $0.98.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly dividend of $0.16 per share payable December 17, 2014, to shareholders of record on December 3, 2014.

About Forrester Research

Forrester Research (Nasdaq: FORR) is a global research and advisory firm serving professionals in 13 key roles across three distinct client segments. Our clients face progressively complex business and technology decisions every day. To help them understand, strategize, and act upon opportunities brought by change, Forrester provides proprietary research, consumer and business data, custom consulting, events and online communities, and peer-to-peer executive programs. We guide leaders in business technology, marketing and strategy, and the technology industry through independent fact-based insight, ensuring their business success today and tomorrow. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2014 and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2014, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Research services	$50,622	$49,855	$153,737	$151,445
Advisory services and events	24,741	19,960	77,644	68,684

Total revenues	75,363	69,815	231,381	220,129

Operating expenses:
Cost of services and fulfillment	30,105	27,584	93,143	85,397
Selling and marketing	27,677	25,771	86,190	79,617
General and administrative	10,023	9,310	29,365	27,217
Depreciation	2,174	2,292	7,236	6,954
Amortization of intangible assets	530	557	1,605	1,670
Reorganization costs (credits)	(71)	—	1,817	1,905

Total operating expenses	70,438	65,514	219,356	202,760

Income from operations	4,925	4,301	12,025	17,369
Other income (expense), net	232	(71)	247	560
Gains (losses) on investments, net	(105)	18	(25)	(84)

Income before income taxes	5,052	4,248	12,247	17,845
Income tax provision	2,009	1,739	4,981	6,982

Net Income	$3,043	$2,509	$7,266	$10,863

Diluted income per share	$0.16	$0.12	$0.38	$0.50

Diluted weighted average shares outstanding	18,549	20,665	19,169	21,690

Basic income per share	$0.17	$0.12	$0.38	$0.51
Basic weighted average shares outstanding	18,287	20,117	18,886	21,226

Pro forma data (1):
Income from operations	$4,925	$4,301	$12,025	$17,369
Amortization of intangible assets	530	557	1,605	1,670
Reorganization costs (credits)	(71)	—	1,817	1,905
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,134	1,061	3,005	2,708
Selling and marketing	302	321	767	893
General and administrative	547	478	1,376	987

Pro forma income from operations	7,367	6,718	20,595	25,532
Other income (expense), net	232	(71)	247	560

Pro forma income before income taxes	7,599	6,647	20,842	26,092
Pro forma income tax provision	2,888	2,592	7,920	10,176

Pro forma net income	$4,711	$4,055	$12,922	$15,916

Pro forma diluted income per share	$0.25	$0.20	$0.67	$0.73

Diluted weighted average shares outstanding	18,549	20,665	19,169	21,690

(1) Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs (credits) and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30,	December 31,
	2014	2013
Balance sheet data:
Cash, cash equivalents and marketable investments	$112,429	$155,145
Accounts receivable, net	$39,041	$77,543
Deferred revenue	$129,390	$152,903

	Nine Months Ended September 30,
	2014	2013
Cash flow data:
Net cash provided by operating activities	$27,851	$32,352
Purchases of property and equipment	$(1,110)	$(2,049)
Repurchases of common stock	$(66,557)	$(109,193)
Dividends paid	$(9,053)	$(9,425)

	As of September 30,
	2014	2013
Metrics:
Agreement value	$226,915	$210,744
Client retention	76%	76%
Dollar retention	89%	89%
Enrichment	97%	95%
Number of clients	2,452	2,482

	As of September 30,
	2014	2013
Headcount:
Total headcount	1,316	1,263
Research and consulting staff	511	466
Sales staff	494	474